    As filed with the Securities and Exchange Commission on February 14, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         SAP AKTIENGESELLSCHAFT SYSTEME,
                 ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG
             (Exact name of registrant as specified in its charter)

 Federal Republic of Germany               Inapplicable
(State or other jurisdiction of            (I.R.S. employer identification no.)
incorporation or organization)

                                Neurottstrasse 16
                                 69190 Walldorf
                           Federal Republic of Germany
   (Address, including zip code, of registrant's principal executive offices)

                      SAP AG 2000 Long Term Incentive Plan
                            (Full title of the plan)

                            Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                              Wilmington, DE 19801
                                  302-658-7581
           (Name and address including telephone number and area code, of agent for service)

                                   Copies to:
                            George G. Yearsich, Esq.
                           Morgan, Lewis & Bockius LLP
                               1800 M Street, N.W.
                           Washington, D.C. 20036-5869
                                 (202) 467-7255

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================================
Title of securities                     Amount to be     Proposed maximum             Proposed maximum          Amount of
to be registered                        registered       offering price per security  aggregate offering price  registration fee
------------------------------------  -----------------  ---------------------------  ------------------------  ------------------
Non-Interest Bearing Convertible
Bonds, par value Euro 3 each              $173,000            $   3.07(1)                  $531,110                $140(3)

----------------------------------------------------------------------------------------------------------------------------------
Non-Voting Preference Shares without
nominal value                              216,250(4)          $854.34(5)              $184,751,025             $48,774
==================================================================================================================================


(1) Represents the face value in U.S. dollars of the options in the form of non-interest bearing convertible bonds, par value Euro 3 each (the "Convertible Bonds"), based on a currency translation of Euro 0.9783 per $1.00, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") for February 7, 2000.

(2) The principal amount being registered represents the maximum principal amount in U.S. dollars of the options in the form of Convertible Bonds that may be issued to persons resident in the United States ("U.S. Persons") under the SAP AG 2000 Long Term Incentive Plan (the "Plan") based on a currency translation of Euro 0.9783 per $1.00, the Noon Buying Rate for February 7, 2000.

(3) The registration fee for the maximum number of non-voting preference shares without nominal value (the "Preference Shares") into which the options in the form of Convertible Bonds registered hereunder are convertible is included in the calculation of the registration fee for the Preference Shares below.


(4) Represents the maximum number of Preference Shares issuable to U.S. Persons upon (i) the conversion of the options in the form of Convertible Bonds covered by this Registration Statement and (ii) the exercise of stock options under the Plan. In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional Preference Shares as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low prices reported on the Frankfurt Stock Exchange on February 7, 2000 converted to U.S. dollars based on a currency translation of Euro 0.9783 per $1.00, the Noon Buying Rate on February 7, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*/

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*/

----------
*/ Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), documents containing the information specified in
     Part I of Form S-8 will be sent or given to each person who participates in the Plan. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, a German stock corporation (the "Company"), with the U.S. Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Company's Annual Report on Form 20-F, filed with the Commission on May 18, 1999, which contains audited financial statements for the year ended December 31, 1998;

     (b) The Company's Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on January 8, 1999, January 29, 1999, March 22, 1999, March 26, 1999, April 1, 1999, April 26, 1999, July 23, 1999, October 15, 1999,
     October 21, 1999, December 15, 1999 January 12, 2000, January 24, 2000, and January 26, 2000; and

     (c) The description of the Preference Shares contained in the Company's Registration Statement on Form 20-F, filed with the Commission on June 28, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

I.       Convertible Bonds.
         -----------------


Subject to the approval of the Company's supervisory board (the "Supervisory Board"), the Company's executive board (the "Executive Board") is authorized to issue not more than 5,000,000 options in the form of non-interest bearing convertible bonds, par value Euro 3 each (the "Convertible Bonds"), not later than December 31, 2004 under the SAP AG 2000 Long Term Incentive Plan (the "Plan"). The options in the form of Convertible Bonds shall not bear interest. Their term shall not exceed ten years. Each option in the form of a Convertible Bond shall carry the right to convert to one non-voting preference share without par value of the Company ("Preference Share").


In order to qualify for the exemption provided by Rule 4a-1 of the General Rules and Regulations under the Trust Indenture Act of 1939, as amended, the Company will not issue options in the form of Convertible Bonds registered hereunder under the Plan to persons resident in the United States with an aggregate principal amount exceeding $5,000,000 within any period of 12 consecutive months.

The following conditions shall apply to the issuance of options in the form of Convertible Bonds under the Plan:

(1) Beneficiaries. The options in the form of Convertible Bonds may be issued only to the following persons (the "Eligible Persons"): (i) members of the Executive Board; (ii) members of the executive boards of affiliated companies (verbundene Unternehmen) of SAP AG within the meaning of Article 15 of the German Stock Corporation Act ("Group Companies"); and (iii) selected Company and Group Company managers and top performers. The authorization to issue options in the form of Convertible Bonds to members of the Executive Board is granted solely to the Supervisory Board. The Eligible Persons to whom options in the form of Convertible Bonds will be offered under the Plan (the "Beneficiaries") will be determined by the Executive Board, except that where the Beneficiaries are members of the Executive Board, the Supervisory Board alone will determine the individual Beneficiaries and the number of options in the form of Convertible Bonds to be offered to each and will issue the options in the form of Convertible Bonds.

The options in the form of Convertible Bonds may also be transferred to a credit institution subject to a duty to transfer them at the instruction of the Company to Beneficiaries, who alone are entitled to exercise the conversion rights.

(2) Conversion Rights. Each option in the form of a Convertible Bond entitles its holder to purchase one Preference Share. The terms applying to the options in the form of Convertible Bonds may provide that the Company, at its option, may elect to satisfy the Beneficiary's conversion right by issuing to the Beneficiary Preference Shares acquired by the Company rather than new Preference Shares issued pursuant to the contingent capital increase approved at the Extraordinary Shareholders' Meeting on January 18, 1999. All decisions concerning the issue of Preference Shares acquired by the Company to Beneficiaries who are members of the Executive Board will be made solely by the Supervisory Board.

(3) Times of Issue. The options in the form of Convertible Bonds will be issued in not fewer than three annual tranches, and not more than 50% of the total quantity to be issued will be included in any single tranche. Options in the form of Convertible Bonds will not be issued between the sixteenth day of the last month of a fiscal quarter and the day on which the Company announces the provisional results for that quarter (inclusive), nor will they be issued between March 16 in any year and the day of the Company's Annual General Meeting (inclusive). The "Issue Date" means the date on which the Company or the credit institution managing the issue for the Company accepts the Beneficiary's subscription.


(4) Vesting Periods; Conversion Times; Conversion Days. Beneficiaries may not convert their options in the form of Convertible Bonds until a vesting period has elapsed. The vesting period for 33% of a Beneficiary's conversion rights ends two years after the Issue Date of the options in the form of Convertible Bonds. The vesting period for the next 33% ends three years after the Issue Date of the options in the form of Convertible Bonds, and the vesting period for the balance ends four years after the Issue Date of the options in the form of Convertible Bonds. Each of the options in the form of Convertible Bonds are exercisable only in whole; partial exercise of an option in the form of a Convertible Bond is excluded.

Options in the form of Convertible Bonds cannot be exercised (i) between the sixteenth day of the last month of a fiscal quarter and the day on which the Company announces its provisional results for that quarter (inclusive) and
(ii) between March 16 in any year and the day of the Company's annual general meeting (inclusive).

(5) Conversion Price and Additional Cash Payment. The conversion price for a Preference Share shall equal the closing price of the Preference Shares quoted on the Frankfurt Stock Exchange in the XETRA trading system (or successor system) on the last day of trading prior to the Issue Date of the options in the form of Convertible Bond. When Beneficiaries exercise their conversion rights, they will make an additional payment for each Preference Share equal to the amount by which the conversion price of the Preference Share exceeds the par value of the converted option in the form of Convertible Bond. The conversion price will be not less than the lowest issue price within the meaning of Article 9(1) of the German Stock Corporation Act.

The terms applying to the options in the form of Convertible Bonds may provide that if, during the term of the options in the form of Convertible Bonds, the capital stock of the Company is increased by the issue of new shares or sale of own shares owned by the Company, and holders of Preference Shares are granted subscription rights with respect thereto, then the conversion price shall be reduced in proportion as the price of preemptive rights of holders of Preference Shares averaged over all the days on which the preemptive rights were traded on the Frankfurt Stock Exchange stands in relation to the Preference Share closing price in the Frankfurt Stock Exchange XETRA trading system (or its successor system) on the last trading day before the issue of the shares on exercise of the preemptive right. Such a reduction will not be applied if the holders of the options in the form of Convertible Bonds are afforded subscription rights that are equivalent to the subscription rights of the holders of Preference Shares.


The conversion price and number of Preference Shares issuable upon exercise of the options in the form of Convertible Bonds are also subject to adjustment in the event of changes in corporate structure or capitalization during the term of the Convertible Bonds.



(6) Nonnegotiability. The options in the form of Convertible Bonds are not negotiable. Holders of the associated conversion rights may only exercise those rights while they are employees of the Company or a Group Company and termination notice has not been given with respect to their employment. Notwithstanding the foregoing provision, holders of conversion rights for which the vesting period set forth in (4) above has expired at the time when employment termination notice is served or at the time when the employment ends if it is not terminated by notice may exercise their conversion rights within a grace period of three months after employment termination notice is served or the employment ends, subject to the provisions in (4) above concerning times when conversion rights cannot be exercised. If these conversion rights are not exercised within the grace period, they shall lapse at the end thereof. Conversion rights for which the vesting period set forth in (4) above has not expired shall lapse at the time when employment termination notice is served or at the time when the employment ends if it is not terminated by notice. Special provision may be made for cases of death, retirement, mutually agreed termination, and hardship. This also applies for cases where the Company transfers its participation in Group Companies to third parties.

(7) Other Provisions. The Executive Board is authorized to adopt additional terms applying to the Convertible Bond program and detail terms applying to the issue and structure of the options in the form of Convertible Bonds, subject to approval by the Supervisory Board. The Supervisory Board shall adopt additional terms applying to the Convertible Bond program as well as terms applying to the issue and structure of the options in the form of Convertible Bonds where the Beneficiaries are Executive Board members.

II.      Preference Shares.

The Preference Shares are registered pursuant to Section 12(b) of the Exchange Act and, therefore, the description of securities with respect thereto is omitted.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has undertaken to indemnify its directors and officers, to the extent permitted by applicable law, against certain liabilities, including liabilities under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following is a list of exhibits filed as part of this Registration
Statement:


Exhibit
Number      Exhibit
-------     -------
4.1         Terms applicable to the Convertible Bonds.

5.1 Opinion of Michael Junge as to the validity of the Convertible Bonds and the Preference Shares covered by this Registration Statement.

23.1        Consent of Michael Junge (included in Exhibit 5.1).

23.2 Consent of ARTHUR ANDERSEN Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH.

24.1 Power of Attorney (set forth on the signature page of this Registration Statement).
-------------


ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walldorf, Germany, on February 14, 2000.

                                       SAP AKTIENGESELLSCHAFT
                                       SYSTEME, ANWENDUNGEN, PRODUKTE IN DER
                                       DATENVERARBEITUNG



                                       By: /s/ Henning Kagermann
                                           _____________________________________
                                            Name: Prof. Dr. Henning Kagermann
                                            Title: Co-Chairman and CEO



                                       By:  /s/ Dieter Matheis
                                            ____________________________________
                                            Name: Dieter Matheis
                                            Title: CFO


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Henning Kagermann, Dieter Matheis and Michael Junge, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements pursuant to Instruction E of Form S-8 under the U.S. Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signatures                        Titles                                  Dates
----------                        ------                                  -----

/s/ Hasso Plattner
-------------------------         Co-Speaker of the Executive Board       February 14, 2000
Prof. Dr. h.c. Hasso Plattner     (Co-Principal Executive Officer)

/s/ Henning Kagermann
---------------------------       Co-Speaker of the Executive Board       February 14, 2000
Prof. Dr. Henning Kagermann       (Co-Principal Executive Officer)

/s/ Peter Zencke
-------------------------         Member of the Executive Board           February 14, 2000
Dr. Peter Zencke

/s/ Claus Heinrich
-------------------------         Member of the Executive Board           February 14, 2000
Dr. Claus Heinrich

/s/ Gerhard Oswald
-------------------------         Member of the Executive Board           February 14, 2000
Gerhard Oswald

/s/ Dieter Matheis
-------------------------         Principal Accounting Officer            February 14, 2000
Dieter Matheis

/s/ Kevin McKay
-------------------------         Authorized Representative in the        February 14, 2000
Kevin McKay                       United States

                                INDEX TO EXHIBITS


Exhibit
Number       Exhibit
-------      ------

4.1          Terms applicable to the Convertible Bonds.

5.1          Opinion of Michael Junge as to the validity of the Convertible Bonds and the
             Preference Shares covered by this Registration Statement.

23.1         Consent of Michael Junge (included in Exhibit 5.1).

23.2         Consent of ARTHUR ANDERSEN Wirtschaftsprufungsgesellschaft
             Steuerberatungsgesellschaft mbH.

24.1         Power of Attorney (set forth on the signature page of this Registration Statement).

---------------